KPMG LLP 345 Park Avenue New York, NY 10154-0102

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated May 30, 2025, with respect to the financial statements and financial highlights of AMG Pantheon Fund, LLC, incorporated herein by reference, and to the reference to our firm under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in each Prospectus and under the headings “Independent Registered Public Accounting Firm” and “Financial Statements” in each Statement of Additional Information filed on Form N-2.

New York, New York

July 29, 2025

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with

KPMG International Limited, a private English company limited by guarantee.